JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated May 26, 2023

6.5m SPX Dual Directional Bear Market Trigger PLUS

This document provides a summary of the terms of the Dual Directional Bear Market Trigger PLUS, which we refer to as the Bear Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Payment at maturity:

If the final index value is less than the initial index value, for each $1,000 stated principal amount Bear Trigger PLUS:

$1,000 + leveraged downside payment

In no event will the payment at maturity exceed the maximum downside payment at maturity.

If the final index value is greater than or equal to the initial index value but is less than or equal to the trigger level, for each $1,000 stated principal amount Bear Trigger PLUS:

$1,000 + ($1,000 × index percent change)

In this scenario, you will receive a 1% positive return on the Bear Trigger PLUS for each 1% positive return on the underlying index. In no event will this amount exceed the stated principal amount plus $80.00. Accordingly, the maximum upside payment at maturity is $1,080.00 per Bear Trigger PLUS.

If the final index value is greater than the trigger level, for each $1,000 stated principal amount Bear Trigger PLUS:

$1,000 + ($1,000 × bearish index percentage change)

In no event, however, will the payment at maturity be less than $0.

This amount will be less than the stated principal amount of $1,000 per Bear Trigger PLUS and will represent a loss of more than 8%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × bearish index percent change
Bearish index percent change:	(initial index value – final index value) / initial index value
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Trigger level:	108% of the initial index value
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum downside payment at maturity:	At least $1,192.50 (at least 119.25% of the stated principal amount) per Bear Trigger PLUS.
Stated principal amount:	$1,000 per Bear Trigger PLUS
Issue price:	$1,000 per Bear Trigger PLUS
Pricing date:	Expected to be June 16, 2023
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	December 28, 2023
Maturity date†:	January 3, 2024
CUSIP / ISIN:	48133XCD6 / US48133XCD66
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 1665650/000121390023043503/ea155401_424b2.htm

†Subject to postponement

The estimated value of the Bear Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount security. For information about the estimated value of the Bear Trigger PLUS, which likely will be lower than the price you paid for the Bear Trigger PLUS, please see the hyperlink above.

Any payment on the Bear Trigger PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Bear Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Bear Trigger PLUS.

Dual Directional Bear Market Trigger PLUS Payoff Diagram*

The Dual Directional Bear Market Trigger PLUS
The Underlying Index
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
Payment at Maturity on the Dual Directional Bear Market Trigger PLUS
$1,192.50 Hypothetical Maximum Downside Payment at Maturity
$1,000 Stated Principal Amount
PLUS Zone
Unleveraged Trigger Zone
-19.25%
-9.625%
8.00%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Percentage Change in the Underlying Index

*The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $192.50 per security.

Change in Underlying Index	Return on the Bear Trigger PLUS*
50.000%	-50.00%
40.000%	-40.00%
30.000%	-30.00%
20.000%	-20.00%
10.000%	-10.00%
8.000%	8.00%
5.000%	5.00%
1.000%	1.00%
0.000%	0.00%
-1.000%	2.00%
-5.000%	10.00%
-9.625%	19.25%
-10.000%	19.25%
-20.000%	19.25%
-30.000%	19.25%
-40.000%	19.25%
-50.000%	19.25%
-60.000%	19.25%
-80.000%	19.25%
-100.000%	19.25%
*Assumes a maximum downside payment at maturity of 119.25% of the stated principal amount

JPMorgan Chase Financial Company LLC

6.5m SPX Dual Directional Bear Market Trigger PLUS

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information.

Risks Relating to the Bear Trigger PLUS Generally

▪	The Bear Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Bear Trigger PLUS may result in a loss.
▪	The Bear Trigger PLUS provide bearish exposure to the underlying index.
▪	The appreciation potential of the Bear Trigger PLUS is limited by the maximum downside payment at maturity if the underlying index has depreciated.
▪	Your maximum upside gain on the Bear Trigger PLUS is limited by the trigger level.
▪	The Bear Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Bear Trigger PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Bear Trigger PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Bear Trigger PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Bear Trigger PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Bear Trigger PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Bear Trigger PLUS

▪	The estimated value of the Bear Trigger PLUS will be lower than the original issue price (price to public) of the Bear Trigger PLUS.
▪	The estimated value of the Bear Trigger PLUS does not represent future values of the Bear Trigger PLUS and may differ from others’ estimates.
▪	The estimated value of the Bear Trigger PLUS is derived by reference to an internal funding rate.
▪	The value of the Bear Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Bear Trigger PLUS for a limited time period.
▪	Secondary market prices of the Bear Trigger PLUS will likely be lower than the original issue price of the Bear Trigger PLUS.
▪	Secondary market prices of the Bear Trigger PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index.
▪	Investing in the Bear Trigger PLUS is not equivalent to investing in or taking a short position in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Bear Trigger PLUS.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Bear Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Bear Trigger PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Bear Trigger PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.